Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 24, 2022, with respect to the statement of net assets available for benefits included in the Annual Report of TopBuild Corp. 401(k) Plan on Form 11-K, as of December 31, 2021.  We hereby consent to the incorporation by reference of said report in the Registration Statement of TopBuild Corp. on Form S-8 (File No. 333-205396).

/s/ Frazier & Deeter, LLC

Tampa, Florida

June 27, 2023